Exhibit 99.1

®

N E W S   R E L E A S E

Atmel Reports Second Quarter 2011 Financial Results

Second Quarter Revenues of $479 Million, Increased 4% Sequentially

Record Microcontroller Revenues of $302 Million, Up 3% Sequentially

Record Gross Margin of 51.8% Increased 80 Basis Points Sequentially

Net Income of $91 Million or $0.19 Per Diluted Share

SAN JOSE, CA, August 3, 2011 — Atmel® Corporation (Nasdaq: ATML), a leader in microcontroller and touch solutions, today announced financial results for its second quarter ended June 30, 2011.

Revenues for the second quarter of 2011 were $478.6 million, a 4% increase compared to $461.4 million for the first quarter of 2011, and a 22% increase compared to $393.4 million for the second quarter of 2010.  Adjusting for the Smart Card divestiture completed at the end of the third quarter of 2010, second quarter 2011 revenues increased 31% from the second quarter of the prior year.

Net income, on a GAAP basis, totaled $90.9 million or $0.19 per diluted share for the second quarter of 2011. This compares to first quarter 2011 net income of $74.6 million, or $0.16 per diluted share.  Included in first quarter 2011 results were restructuring charges of $21.2 million or $0.05 per diluted share, related to personnel reductions at Rousset, France following the sale of our wafer fabrication and Smart Card businesses. The second quarter 2011 net income compares to a net loss of $36.4 million or $(0.08) per diluted share for the second quarter of 2010, which included $107.6 million, or $0.23 per diluted share, of charges related to the sale of the company’s manufacturing operations in Rousset, France.

Non-GAAP net income for the second quarter of 2011 totaled $124.3 million or $0.26 per diluted share, compared to non-GAAP net income of $122.2 million or $0.26 per diluted share, in the first quarter of 2011, and non-GAAP net income of $50.6 million or $0.11 per diluted share for the year-ago quarter.  Refer to the non-GAAP reconciliation table included in this release for more details.

Gross margin advanced to 51.8% in the second quarter of 2011, a record for the company.  This compares to gross margin of 51.0% in the first quarter of 2011 and 40.6% in the second quarter of 2010.

Atmel Corporation • 2325 Orchard Parkway • San Jose CA  95131 • Phone (408) 441-0311 • Fax (408) 487-2600

“Atmel continues to gain increasing share in the microcontroller market as seen by our most recent quarter’s results,” said Steve Laub, Atmel’s President and Chief Executive Officer. “Our ninth consecutive quarter of revenue growth, record gross margin, and improved profitability are clear indicators of our significantly improved operating model.”

Second quarter income from operations of $111.0 million or 23.2% of revenues compared with $81.9 million or 17.7% of revenues for the first quarter of 2011, and an operating loss of $(78.9) million or a loss from operations of 20.1% for the second quarter 2010. First quarter 2011 income from operations included $21.2 million of restructuring charges and a $1.9 million gain on the sale of assets while second quarter 2010 loss from operations included charges related to the sale of the company’s manufacturing operations in Rousset, France of $107.6 million.

Income tax provision totaled $18.8 million for the second quarter of 2011. This compares to an income tax provision of $9.8 million for the first quarter of 2011 and a tax benefit of $39.7 million for the second quarter of 2010.  The income tax benefit for the second quarter 2010 resulted from discrete benefits related to the taxable losses from the Rousset fab transaction and related changes to deferred tax liabilities.

Cash provided from operations totaled approximately $42.6 million for the second quarter of 2011, compared to $74.1 million for the first quarter of 2011 and $49.2 million for the second quarter of 2010.   Combined cash balances (cash and cash equivalents plus short-term investments) totaled $453.3 million at the end of the second quarter of 2011.  Net cash balance (cash balances less current and long-term debt) was $448.6 million at June 30, 2011.

Operational and Company Highlights

•                  Ninth consecutive quarter of sequential revenue growth

•                  Record microcontroller revenues, surpassing $300 million for the first time in company history

•                  Record gross margin of 51.8%

•                  Operating margin of 23.2%, the highest level achieved in over 14 years

•                  Net income of $90.9 million or $0.19 per diluted share

Product Highlights

•                  Recent maXTouch smartphone introductions include: Samsung’s Galaxy S II and Infuse 4G, Motorola’s Photon, Bionic, and Droid 3, Nokia’s recently introduced E6, X7, and N9 smartphones

•                  maXTouch drives Samsung’s Galaxy Tab 10.1-inch tablet

•                  Recent reference designs for large format touchscreens include Qualcomm’s 11.6-inch and Texas Instrument’s 10.1-inch reference designs for Android based tablets

•                  Began volume shipments of the new maXTouch mXT224E, mXT540E, and mXT768E products for capacitive touchscreens

•                  Announced maXTouch mXT112 E-Series family for feature phones, cameras, and other high-volume markets

•                  Atmel delivers SAM3S16 ARM-based microcontroller with 1MB embedded flash

•                  Atmel launches ultra-low power, 8-bit AVR XMEGA series with USB and high-precision analog

•                  Atmel launches power-efficient multi-string LED drivers

Stock Repurchase

During the second quarter of 2011, Atmel repurchased 2.0 million shares of its common stock in the open market at an average price of $13.64 per share.

Non-GAAP Metrics

Non-GAAP net income excludes charges related to restructuring activities, acquisitions, gain on sale of assets, and stock-based compensation, as well as the non-GAAP income tax adjustment and other non-recurring income tax items. A reconciliation of GAAP results to non-GAAP results is included following the financial statements below.

Conference Call

Atmel will hold a teleconference at 2:00 p.m. PT today to discuss the second quarter 2011 financial results. The conference call will be webcast live and can also be monitored by dialing 1-800-374-0405 or 1-706-758-4519. The conference ID number is 79339189 and participants are encouraged to initiate their calls 10 minutes in advance of the 2 p.m. PT start time to ensure a timely connection. The webcast and earnings release will be accessible at http://www.atmel.com/ir/ and will be archived for 12 months.

A replay of the August 3, 2011 conference call will be available the same day at approximately 5:00 p.m. PT and will be archived for 48 hours. The replay access numbers are 1-800-642-1687 within the U.S. and 1-706-645-9291 for all other locations. The access code is 79339189.

About Atmel

Atmel is a worldwide leader in the design and manufacture of microcontrollers, capacitive touch solutions, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions focused on industrial, consumer, communications, computing and automotive markets. © 2011 Atmel Corporation. Atmel®, Atmel logo and combinations thereof, and others are registered trademarks or trademarks of Atmel Corporation or its subsidiaries. Other terms and product names may be trademarks of others.

Safe Harbor for Forward-Looking Statements

Information in this release regarding Atmel’s forecasts, business outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. These statements may include comments about our future operating and financial performance, including our outlook for 2011, our expectations regarding market share and product revenue growth, and Atmel’s strategies. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include general economic conditions (including a downgrade of U.S. Sovereign debt); the inability to realize the anticipated benefits of transactions related to our manufacturing assets, restructuring plans or other initiatives in a timely manner or at all; the impact of competitive products and pricing; timely design acceptance by our customers; timely introduction of new products and technologies; ability to ramp new products into volume production; industry wide shifts in supply and demand for semiconductor products; industry and/or company overcapacity or undercapacity; effective and cost efficient utilization of manufacturing capacity; financial stability in foreign markets and the impact of foreign exchange rates; unanticipated costs and expenses or the inability to identify expenses which can be eliminated; the market price of our common stock; compliance with U.S. and international laws and regulations by us and our distributors; litigation (including intellectual property litigation in which we may be involved or in which our customers may be involved), and the possible unfavorable results of legal proceedings; and other risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K for the year ended December 31, 2010, filed on March 1, 2011, and our subsequent Form 10-Q reports. Atmel assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Peter Schuman

Director, Investor Relations

(408) 518-8426

###

Atmel Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010

Net revenues	$478,642	$461,427	$393,361	$940,069	$741,910

Operating expenses
Cost of revenues	230,842	226,042	233,715	456,884	448,490
Research and development	65,441	62,383	62,589	127,824	120,898
Selling, general and administrative	70,340	70,786	67,187	141,126	128,668
Acquisition-related charges (credits)	1,019	1,031	1,167	2,050	(734)
Restructuring charges	—	21,210	1,614	21,210	2,583
Asset impairment charges	—	—	11,922	—	11,922
(Gain) loss on sale of assets	—	(1,882)	94,052	(1,882)	94,052
Total operating expenses	367,642	379,570	472,246	747,212	805,879
Income (loss) from operations	111,000	81,857	(78,885)	192,857	(63,969)

Interest and other (expense) income, net	(1,309)	2,491	2,784	1,182	7,126
Income (loss) before income taxes	109,691	84,348	(76,101)	194,039	(56,843)
(Provision for) benefit from income taxes	(18,821)	(9,795)	39,658	(28,616)	37,015
Net income (loss)	$90,870	$74,553	$(36,443)	$165,423	$(19,828)

Basic net income (loss) per share:
Net income (loss)	$0.20	$0.16	$(0.08)	$0.36	$(0.04)
Weighted-average shares used in basic income (loss) per share calculations	456,753	456,489	460,249	456,622	458,508
Diluted net income (loss) per share:
Net income (loss)	$0.19	$0.16	$(0.08)	$0.35	$(0.04)
Weighted-average shares used in diluted net income (loss) per share calculations	469,882	470,022	460,249	470,141	458,508

Atmel Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2011	2010
Current assets
Cash and cash equivalents	$443,862	$501,455
Short-term investments	9,479	19,574
Accounts receivable, net	242,684	231,876
Inventories	366,670	276,650
Prepaids and other current assets	111,115	123,620
Total current assets	1,173,810	1,153,175
Fixed assets, net	281,463	260,124
Goodwill	57,199	54,676
Intangible assets, net	14,057	17,603
Other assets	161,887	164,464
Total assets	$1,688,416	$1,650,042

Current liabilities
Trade accounts payable	152,565	160,011
Accrued and other liabilities	217,074	217,985
Deferred income on shipments to distributors	64,832	66,708
Total current liabilities	434,471	444,704
Long-term debt less current portion	4,708	3,976
Other long-term liabilities	125,585	148,306
Total liabilities	564,764	596,986
Stockholders’ equity	1,123,652	1,053,056
Total liabilities and stockholders’ equity	$1,688,416	$1,650,042

Atmel Corporation

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010

GAAP net income (loss)	$90,870	$74,553	$(36,443)	$165,423	$(19,828)

Special items:
Stock-based compensation expense	14,257	18,889	21,650	33,146	31,622
Acquisition-related charges (credits)	1,019	1,031	1,167	2,050	(734)
Restructuring charges	—	21,210	1,614	21,210	2,583
Asset impairment charges	—	—	11,922	—	11,922
(Gain) loss on sale of assets	—	(1,882)	94,052	(1,882)	94,052
Pension charges related to fab sale	—	—	907	—	907
Non-GAAP tax adjustments	18,160	8,403	(44,307)	26,563	(44,742)
Total special items	33,436	47,651	87,005	81,087	95,610
Non-GAAP net income	$124,306	$122,204	$50,562	$246,510	$75,782

Diluted non-GAAP net income per share:
Non-GAAP net income	$0.26	$0.26	$0.11	$0.52	$0.16
Non-GAAP weighted-average shares used in diluted non-GAAP net income per share calculations	478,031	478,454	477,754	478,290	482,888

Reconciliation of GAAP to non-GAAP shares used in
diluted net income (loss) per share calculations:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010
Diluted weighted-average shares used in per share calculations - GAAP	469,882	470,022	460,249	470,141	458,508
Adjusted dilutive stock awards - non-GAAP	8,149	8,432	17,505	8,149	24,380
Diluted weighted-average shares used in per share calculations - non-GAAP	478,031	478,454	477,754	478,290	482,888

Notes to Non-GAAP Financial Measures

To supplement its consolidated financial results presented in accordance with GAAP, Atmel uses non-GAAP financial measures, including non-GAAP net income and non-GAAP net income per diluted share, which are adjusted from the most directly comparable GAAP financial measures to exclude certain items, as shown above and described below. Management believes that these non-GAAP financial measures reflect an additional and useful way of viewing aspects of Atmel’s operations that, when viewed in conjunction with Atmel’s GAAP results, provide a more comprehensive understanding of the various factors and trends affecting Atmel’s business and operations.

Atmel uses each of these non-GAAP financial measures for internal purposes and believes that these non-GAAP measures provide meaningful supplemental information regarding operational and financial performance. Management uses these non-GAAP measures for strategic and business decision making, internal budgeting, forecasting and resource allocation processes. Atmel may, in the future, determine to present non-GAAP financial measures other than those presented in this release, which it believes may be useful to investors. Any such determinations will be made with the intention of providing the most useful information to investors and will reflect information used by the company’s management in assessing its business, which may change from time to time.

Atmel believes that providing these non-GAAP financial measures, in addition to the GAAP financial results, is useful to investors because the non-GAAP financial measures allow investors to see Atmel’s results “through the eyes” of management as these non-GAAP financial measures reflect Atmel’s internal measurement processes. Management believes that these non-GAAP financial measures enable investors to better assess changes in each key element of Atmel’s operating results across different reporting periods on a consistent basis. Thus, management believes that each of these non-GAAP financial measures provides investors with another method for assessing Atmel’s operating results in a manner that is focused on the performance of its ongoing operations. In addition, these non-GAAP financial measures may facilitate comparisons to Atmel’s historical operating results and to competitors’ operating results.

There are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures may be limited in value because they exclude certain items that may have a material impact upon Atmel’s reported financial results. Management compensates for these limitations by providing investors with reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for or superior to the most directly comparable GAAP financial measures. The non-GAAP financial measures supplement, and should be viewed in conjunction with, GAAP financial measures. Investors should review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in above.

As presented in the “Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income” tables above, each of the non-GAAP financial measures excludes one or more of the following items:

•                  Stock-based compensation expense.

Stock-based compensation expense relates primarily to equity awards such as stock options and restricted stock units.  This includes stock-based compensation expense related to performance-based restricted stock units for which Atmel recognizes stock-based compensation expense to the extent management believes it probable that Atmel will achieve the performance criteria which occurs before these awards actually vest. If the performance goals are unlikely to be met, no compensation expense is recognized and any previously recognized compensation expense is reversed.  Stock-based compensation is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Atmel’s control. As a result, management excludes this item from Atmel’s internal operating forecasts and models. Management believes that non-GAAP measures adjusted for stock-based compensation provide investors with a basis to measure Atmel’s core performance against the performance of other companies without the variability created by stock-based compensation as a result of the variety of equity awards used by other companies and the varying methodologies and assumptions used.

•                  Acquisition-related charges (credits).

Acquisition-related charges (credits) include: (1) amortization of intangibles, which include acquired intangibles such as customer relationships, backlog, core developed technology, trade names and non-compete agreements and (2) contingent compensation expense, which include compensation resulting from the employment retention of certain key employees established in accordance with the terms of the acquisitions. In most cases, these acquisition-related charges are not factored into management’s evaluation of potential acquisitions or Atmel’s performance after completion of acquisitions, because they are not related to Atmel’s core operating performance. In addition, the frequency and amount of such charges can vary significantly based on the size and timing of acquisitions and the maturities of the businesses being acquired. Excluding acquisition-related charges from non-GAAP measures provides investors with a basis to compare Atmel against the performance of other companies without the variability caused by purchase accounting.

•                  Restructuring charges.

Restructuring charges primarily relate to expenses necessary to make infrastructure-related changes to Atmel’s operating costs.  Restructuring charges are excluded from non-GAAP financial measures because they are not considered core operating activities. Although Atmel has engaged in various restructuring activities in recent years, each has been a discrete event based on a unique set of business objectives. Atmel believes that it is appropriate to exclude restructuring charges from Atmel’s non-GAAP financial measures, as it enhances the ability of investors to compare Atmel’s period-over-period operating results from continuing operations.

•                  Asset impairment charges.

Atmel records an impairment charge, when certain criteria are met, for the difference between the fair value and the carrying value of the assets.   Management believes that is it is appropriate to exclude these non-cash charges from Atmel’s non-GAAP financial measures, as it enhances the ability of investors to compare Atmel’s period-over-period operating results from continuing operations.

•                  (Gain) loss on sale of assets.

Atmel recognizes (gains) loss resulting from the sale of certain non-strategic assets that no longer align with Atmel’s long-term operating plan. Atmel excludes these items from its non-GAAP financial measures primarily because these gains are individually discrete events and generally not reflective of the ongoing operating performance of Atmel’s business and can distort the period-over-period comparison.

•                  Pension charge related to fab sale

Pension charge related to the release of related accumulated other comprehensive loss as a result of Atmel’s sale of its manufacturing operations in Rousset, France and the transfer of employees to the fab buyer. Management believes that it is appropriate to exclude this adjustment from Atmel’s non-GAAP financial measures, as it enhances the ability of investors to compare Atmel’s period-over-period operating results from continuing operations.

•                  Non-GAAP tax adjustment.

In conjunction with the implementation of Atmel’s global structure changes which took effect January 1, 2011, the company changed its methodology for reporting non-GAAP taxes. Beginning in the first quarter of 2011, Atmel’s non-GAAP tax amounts approximate operating cash tax expense, similar to the liability reported on the Atmel’s tax returns, including certain foreign refundable credits.  This approach is designed to enhance the ability of investors to understand the company’s tax expense on its current operations, provide improved modeling accuracy, and substantially reduce fluctuations caused by GAAP adjustments which may not reflect actual cash tax expense.

Atmel forecasts its annual cash tax liability and allocates the tax to each quarter in proportion to earnings for that period.

Non-GAAP tax amounts for periods prior to January 1, 2011 have not been adjusted to reflect this new methodology.